Exhibit 99.4

Press Release

Spirit Realty Capital, Inc. Announces Executive Transitions

Dallas, Texas –February 22, 2018–Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that, in a mutually agreed upon decision, the Company would not be renewing its employment agreement with Phil Joseph, Executive Vice President, Chief Financial Officer and Treasurer, upon its expiration on April 20, 2018. Mr. Joseph will remain with the Company through the end of his contract, and the Company has been working with an executive search firm to find a new Chief Financial Officer. There are no issues involving the Company’s financial statements, internal controls or financial reporting procedures that led to Mr. Joseph’s departure.

Additionally, the Company announced that Boyd Messmann, Executive Vice President and Chief Acquisitions Officer, is departing the Company. Mr. Messmann will be succeeded by Daniel Rosenberg who has been promoted to Senior Vice President, Acquisitions. Mr. Rosenberg has been with the Company for more than 10 years, most recently serving as Senior Vice President, Asset Management and Head of the Direct Sale-Leaseback Team.

“On behalf of the entire Spirit Realty Capital team, we’d like to thank Phil for his hard work and dedication during his tenure with the Company, including his recent contributions through the spin-off and related financing transactions. Phil has agreed to remain onboard to ensure an orderly transition,” stated Jackson Hsieh, President and Chief Executive Officer of Spirit. “We would also like to thank Boyd for his contributions, and we wish them both success in their future endeavors. Looking ahead, we believe that that this was the right time for this transition, and believe that our deep bench of talent will ensure our success into the future.”

About Spirit Realty Capital

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk adjusted returns and steady dividend growth for our shareholders.

As of December 31, 2017, our diversified portfolio was comprised of 2,480 properties, including properties securing mortgage loans. Our properties, with an aggregate gross leasable area of approximately 49 million square feet are leased to 419 tenants across 49 states and 30 industries.

More information about Spirit can be found on the investor relations section of the Company’s website at www.spiritrealty.com.

Investor Contact:

(972) 476-1403

InvestorRelations@spiritrealty.com

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